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                                                      Exhibit 99.B(d)(2)(cc)(i)

                                FORM OF SCHEDULE A

                               WITH RESPECT TO THE

                             SUB-ADVISORY AGREEMENT

                                     BETWEEN

                              ING INVESTMENTS, LLC

                                       AND

                     ING CLARION REAL ESTATE SECURITIES L.P.

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

                                                ANNUAL SUB-ADVISER FEE
                                                ----------------------
SERIES                                   (AS A PERCENTAGE OF AVERAGE DAILY NET
------                                                  ASSETS)
ING Global Real Estate Portfolio(1)            0.50% on first $250 million;
                                            0.45% on next $250 million; and
                                                   0.40% thereafter

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(1) For purposes of calculating fees under this Agreement, the assets of the
Series shall be aggregated with the assets of the ING Global Real Estate Fund, a series of ING Mutual Funds, which is not a party to this Agreement. The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to each Series and its respective Adviser/Manager based on relative net assets.